LIMITED TERM TAX-EXEMPT BOND FUND OF AMERICA
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Establishment and Designation of Classes of Shares of Beneficial Interest Without Par Value
(the "Instrument")
 The undersigned, being a majority of the Trustees of Limited Term Tax-Exempt Bond Fund of America, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.1 of the Trust's Declaration of Trust dated July 8, 1993, as amended on September 30, 1993, (the "Declaration of Trust"), hereby further divide and classify the authorized and unissued shares of beneficial interest (together with the shares of beneficial interest without par value, now outstanding, the "Shares") of the Trust, into the two classes of shares designated below in paragraph 1 (each a "Class" and, collectively, the "Classes"). Each Class (including all currently issued and outstanding Shares, which shall be redesignated "Class A Shares") shall be unlimited in number and have the special and relative rights specified in this Instrument:
 1. The Classes shall be designated as follows:
 Class A
 Class B
  2. Each Share shall represent a pro rata beneficial interest in the assets attributable to its Class, and shall be entitled to receive its pro rata share of net assets attributable to that Class of Shares of the Trust upon liquidation of the Trust, all as provided in or not inconsistent with the Declaration of Trust. Unless otherwise provided in this Instrument, each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.
  3. Upon the effective date of this Instrument:
   a. Each Share of each Class of the Trust shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters which those Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940 (the "Investment Company Act"), and the rules thereunder, in which case only the Shareholders of that Class or those Classes shall be entitled to vote thereon.
  b. Class A Shares and Class B Shares may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Trustees of the Trust in accordance with the Investment Company Act and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the Shares.
  c. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Trust may, pursuant to a Plan adopted by the Trustees to conform with Rule 18f-3 under the Investment Company Act, or a similar rule, provision, interpretation or order under the Investment Company Act, be charged to and borne solely by that Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.
 d. Except as otherwise provided hereinafter, on the first Friday of the first calendar month following the expiration of a 96-month period commencing on the first day of the calendar month during which Class B Shares were purchased by a holder thereof (if such Friday is not a business day, on the next succeeding business day), such Shares (as well as a pro rata portion of any Class B Shares purchased through the reinvestment of dividends or other distributions paid on all Class B Shares held by such holder) shall automatically convert to Class A Shares on the basis of the respective net asset values of the Class B Shares and the Class A Shares on the conversion date; PROVIDED, HOWEVER, that the Trustees, in their sole discretion, may suspend the conversion of Class B Shares if any conversion of such Shares would constitute a taxable event under federal income tax law (in which case the holder of such Class B Shares shall have the right to exchange from time to time any or all of such Class B Shares held by such holder for Class A Shares on the basis of the respective net asset values of the Class B Shares and the Class A Shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Class B Shares represented by share certificates shall be subject to tender of such certificates; and
  e. Subject to the foregoing paragraph, Class A Shares and Class B Shares may have such different exchange rights as the Trustees shall determine in compliance with the Investment Company Act.
  4. The Trustees (including any successor Trustees) of the Trust shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any Class, provided that no change shall adversely affect the rights of Shareholders of such Class.
  Except as otherwise provided in this Instrument, the foregoing shall be effective as of the date set forth below.
Richard G. Capen, Jr., as Trustee
H. Frederick Christie, as Trustee
Don R. Conlan, as Trustee
Diane C. Creel, as Trustee
Martin Fenton, as Trustee
Leonard R. Fuller, as Trustee
Abner D. Goldstine, as Trustee
Paul G. Haaga, Jr., as Trustee
Richard G. Newman, as Trustee
Frank M. Sanchez, as Trustee
Dated: January 10, 2000